Exhibit 21.1
LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction
Florida Phlebology, Inc.	Florida

Missouri Phlebology, Inc.	Missouri

Reproductive Partners, Inc.	Delaware

Vein Clinics of America, Inc.	Delaware